Exhibit 10.2
Execution Copy

Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, Texas 77073
August 6, 2012
Patrick T. Manning
20822 Bending Pines
Spring, Texas  77379

Re: Amendment No. 1 to Employment Agreement

Dear Pat,
As you know, the Company has concluded a search for a new chief executive officer.  The purpose of this letter is to set forth our agreement on the amendment of certain terms and conditions of the employment agreement between you and the Company dated as of January 1, 2011 (your "Employment Agreement") in contemplation of the election of your successor.
1.
By the execution of this amendment to your Employment Agreement, you agree that the election of your successor as Chief Executive Officer of the Company by the Board of Directors of the Company will constitute an automatic, simultaneous resignation by you as Chief Executive Officer of the Company and as an officer and/or director of the Company's subsidiaries and affiliates.

2.	Notwithstanding anything in your Employment Agreement to the contrary, subsequent to, and in consideration of, your resignation, you and the Company agree as follows:

(a)
Your resignation will not be deemed a resignation to which either Section 9.1 or Section 9.2 of your Employment Agreement applies, nor shall your resignation be deemed a termination of your employment by the Company under any other provisions of your Employment Agreement.

(b)
You will continue as a full-time employee under your Employment Agreement, which will continue in full force, subject to the amendments described herein, and you will retain your current office in the Company's headquarters building.

(c)	Subject to the provisions of the Company's Certificate of Incorporation, you will remain a director of the Company until your current term expires at the 2014 Annual Meeting of Stockholders.

(d)	The "Duties & Responsibilities" and "Salary" sections of Exhibit A to your Employment Agreement are amended in their entirety to read as follows:

Duties & Responsibilities:
For the period through and including December 31, 2012 —

Mr. Manning will render such assistance as is reasonably required of him in facilitating the transition of his former duties and responsibilities as Chief Executive Officer of the Company to his successor as Chief Executive Officer.
In addition, he shall carry out such additional and appropriate duties and responsibilities as the Board of Directors of the Company shall reasonably request of him.

For so long as Mr. Manning is Chairman of the Board of Directors of the Company, he shall carry out the customary duties and responsibilities of a board chairman of a publicly-traded company.

During calendar year 2013 —

Mr. Manning will render such advisory services to his successor as Chief Executive Officer and/or to the Company in Mr. Manning's areas of expertise as may be requested of him provided that such services do not require, on average, more than five working days per month.
Mr. Manning will be free to pursue other business and personal activities that do not violate the Non-Compete Obligations set forth in Section 7, above, and that do not prevent him from rendering the advisory services described above.

Salary
For the period through and including December 31, 2012, Mr. Manning's annual salary shall be $550,000, which shall be paid to him commencing as of January 1, 2011 in installments at the same time and in the same manner as other senior executives of the Company are paid their salaries.
On or before January 2, 2013, the Company will pay Mr. Manning in cash $550,000 in a lump sum in full and complete satisfaction of the salary to which he is entitled for the calendar year 2013.

(e)	For calendar year 2012, you shall be entitled to Annual Incentive Compensation as set forth in Exhibit B to your Employment Agreement except that Exhibit B is hereby amended in the following respects:

(i)	Section 2(a) of Exhibit B is hereby amended in its entirety to read as follows:

[2](a)
For each year that this Agreement is in effect, there is hereby established an Executive Incentive Compensation Pool (the "EICP").  The EICP is equal to four percent of the Company's income before income taxes as set forth in the Company's audited consolidated statements of operations for a given year (i) reduced for earnings attributable to noncontrolling interests; and (ii) after adding back to net income any accrual of incentive compensation for executives who share in the EICP ("Defined Earnings.")

(ii)	A new Subsection (c) is hereby added to Section 2 of Exhibit B to read as follows:

[2](c)
In the event that in a given year there is an extraordinary item or event that has a significant effect on the net earnings of the Company, whether that effect is positive or negative, the Committee shall have the sole discretion to determine whether to exclude some or all of such effect from the calculation of Defined Earnings and/or from the calculation of the three-year AROE (as defined below) for the year in which such item or event is recorded and for any subsequent year.

(iii)	In calendar year 2013 you will be entitled to earn Annual Incentive Compensation as set forth in Exhibit B, except that —

(A)	The amount of the Annual Incentive Compensation paid to you for calendar year 2013 will be no less than $120,000 (the "Guaranteed Incentive Compensation"); and

(B)
The Guaranteed Incentive Compensation will be paid to you during 2013 in twelve equal monthly installments.  Any Annual Incentive Compensation that you are entitled to for 2013 under Exhibit B in excess of the Guaranteed Incentive Compensation will be paid to you at the same time as Annual Incentive Compensation is paid to the Company's executive officers.

(iv)	All Annual Incentive Compensation earned by you shall be paid to you in cash.

(v)	Your personal goals for 2013 will be the satisfactory performance of the advisory services described in Exhibit A as amended hereby.

In all other respects, your Employment Agreement will remain as originally written.
This amendment of your Employment Agreement may be executed in multiple counterparts, each of which may be considered an original, but all of which together shall constitute but one and the same instrument.  When this amendment is signed by a party, it may be delivered by electronic or other facsimile transmission with the same force and effect as if the same were an executed and delivered original, manually-signed counterpart.
If the foregoing accurately sets forth our agreement on the matters covered, please signify your agreement by signing this letter in the space provided below and returning the signed copy to Maarten Hemsley.
Very truly yours,

Sterling Construction Company, Inc.		Accepted and Agreed:

By:	/s/ Maarten D. Hemsley	/s/ Patrick T. Manning
	Maarten D. Hemsley Lead Director	Patrick T. Manning